Exhibit 99.1

For Immediate Release

Contact:	Therese Crozier Corporate Communications 510 789-4331

SANGSTAT REPORTS FOURTH-QUARTER AND 2000 EARNINGS
24% Increase in Revenues and Significant Improvement in EPS

Fremont, Calif.- February 13, 2001 - SangStat (Nasdaq: SANG) reported today fourth quarter net loss per share of $0.30 on revenues of $22.9M, a 24% increase in revenues versus Q4 1999. Revenues and net loss per share were in line with revised guidance provided in the company's January press release. The net loss per share was a 4-cent improvement versus analysts' consensus of a loss of $0.34. Full year loss per share was $2.48 on revenues of $80.6M.

SangStat's net loss of $5.5M or $0.30 per share for the fourth quarter of 2000 compares with a net loss of $6.9M or $0.40 per share for the fourth quarter of 1999, and a net loss of $10.9M or $0.60 per share for the third quarter of 2000.

Research and development expenses, including regulatory and clinical expenses, were $5.4M in the fourth quarter of 2000 versus $7.4M in the third quarter of 2000 and $3.6M for the fourth quarter of 1999. Selling, general and administrative expenses were $9.2M in the fourth quarter of 2000 as compared to $13.3M in the third quarter of 2000 and $11.2M for the fourth quarter of 1999. The reduction in expenses reflects the results of SangStat's cost control efforts outlined in the company's restructuring press release on October 16th, 2000.

SangStat's revenues of $22.9M for the fourth quarter represent a 6% sequential increase compared to revenues of $21.5M for the third quarter and a 24% increase compared to revenues of $18.5M for the fourth quarter of 1999. Full year revenues for 2000 were $80.6M, up 39% from revenues of $58.2M for the previous year. The revenue increase reflects market share gains for both Thymoglobulin® [Anti-thymocyte Globulin, (Rabbit)] and Gengraf® cyclosporine capsules in the US.

Thymoglobulin continues to be the immunosuppressive antibody market leader in Europe and the US (according to US IMS monthly reports). SangStat recently reported on progress and successes in its clinical development programs. Highlights include the potential therapeutic market expansion of Thymoglobulin, subject to FDA approval, through a variety of clinical trials in which now over 250 patients are enrolled. In addition, the ABX-CBL patient trial for the treatment of acute graft versus host disease now has almost one half of patients already enrolled.

Gengraf, a cyclosporine capsule co-promoted and distributed with Abbott Laboratories, continues to be in a tight race with Eon, another generic cyclosporine capsule, against Neoral®, the original product from Novartis, and has achieved modest but increasing success in the difficult generic cyclosporine market. Neoral has seen steady but slow erosion of market share. Gengraf and Eon, each with strength in different channels, have split Neoral's lost share. Eon's strength has been in the retail chain, whereas Gengraf has outperformed Eon in the food store, mail order and hospital channels. According to the monthly IMS reports for the last three months of 2000, Gengraf showed steady gains in unit market share growing from 6.7% to 8.0% whereas Eon remained virtually flat with only a 0.1% increase from 8.0% to 8.1% October to December.

Revenues for the Transplant Pharmacy were $4.4M for the fourth quarter of 2000, representing a 4% decrease compared to revenues of $4.6M for the third quarter and a 15% increase compared to revenues of $3.8M for the fourth quarter of 1999. Fourth quarter 2000 revenues were lower than the third quarter due to a share of cost issue with the state of Florida Medicaid patients; this issue has since been resolved and is reflected in increased revenues for January 2001. Net loss for the Transplant Pharmacy was $0.8M for the fourth quarter of 2000. As previously announced in its October 16th press release, SangStat is evaluating opportunities to sell the Transplant Pharmacy.

2000 was an eventful year for SangStat. Gengraf was approved and launched in the early part of the year. Midway through the year the company recalled its SangCya oral cyclosporine product in the US. In August, the company signed a global co-development and commercialization agreement with Abgenix for ABX-CBL (gavilimomab), an antibody for the treatment of steroid resistant graft versus host disease (SrGVHD). This positive trend continued with Thymoglobulin consolidating its global leadership position in the immunosuppressive antibody market, and the receipt of Orphan Drug Designation for Thymoglobulin in Myelodysplastic Syndrome (MDS) in September. Later that month RDP58, the company's anti-TNF product candidate, received a NIH SBIR grant for study in a primate model of HIV. By mid-October SangStat had announced that it was refocusing the company to take advantage of the many opportunities offered through expansion of its lead product Thymoglobulin in both solid organ transplantation and hematology indications. SangStat simultaneously announced that while penetrating the US generic cyclosporine market had proved to be a significant challenge there was still opportunity in this large market both in the US and worldwide, and as a result had licensed a technology for a new cyclosporine capsule for which SangStat intends to file for a marketing authorization in the UK in Q3'01. SangStat ended the year with a $12.5M private placement. SangStat and FINOVA Capital Corporation are in discussions relating to a possible discontinuation of SangStat's line of credit with FINOVA.

SangStat expects a loss per share of $0.22 to $0.25 for the first quarter 2001. SangStat is reiterating the guidance provided during the third quarter for full year 2001. Revenue expectations for US cyclosporine products are $20M for 2001. This figure represents a 10% market share at a 50% discount and is intended to be set at a level which removes this item as a risk to the company's financials and addresses the uncertainty in the cyclosporine market. The company's expectations for North American Thymoglobulin sales in 2001 range from $38M to $42M. In the US in the first five weeks of 2001 Thymoglobulin sales are up 35% versus the first five weeks of 2000. The company further expects outside of North America 2001 sales to range from $23M to $25M. January 2001 outside of North America sales are up 25% over January 2000. Even with the conservative cyclosporine sales forecast, through the continuation of its cost containment program, the company expects to move more aggressively towards profitability with a goal that fiscal year 2002 will be profitable.

SangStat will host an investor conference call today to discuss the fourth quarter and full year results and to provide guidance going forward after the close of the market. The call will be held at 4:30pm EST and can be accessed by dialing 1-888-552-9483; the passcode is 2003936.

SANGSTAT

SangStat is a global biotechnology company building on its foundation in transplantation to discover, develop and market high value therapeutic products in the transplantation, immunology and hematology/oncology areas. Since 1988, SangStat has been dedicated to improving the outcome of organ and bone marrow transplantation through the development and marketing of products to address all phases of transplantation in the worldwide market. SangStat's US headquarters are in Fremont, California. SangStat also maintains a strong European presence, including direct sales and marketing forces in France, Germany, Italy, Spain, and the U.K., and distributors throughout the rest of the world. SangStat's stock is traded on the Nasdaq under the symbol "SANG". The company's web site is located at www.sangstat.com.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) product development, including clinical trials and the regulatory process; (2) potential divestiture of The Transplant Pharmacy; and (3) expected financial results including future revenues, expenses, charges, and earnings/losses per share. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. This press release relies on IMS data. There can be no assurances that IMS data is accurate and reflects actual sales, or that Thymoglobulin and Gengraf will continue to sell at the same levels described in this press release. There can be no assurance that Thymoglobulin will be effective for, or receive regulatory approval in, other indications such as MDS and induction, will achieve market acceptance with these indications, or that SangStat will be able to manufacture sufficient quantities to supply the market. There can be no assurance that any product candidate under development will be safe, effective, receive regulatory approval, or if approved, will be capable of being manufactured in commercial quantities at an economical cost, will not infringe the proprietary rights of others or will achieve market acceptance. There can be no assurance that the company will be able to effectively utilize its resources, divest itself of The Transplant Pharmacy in a timely fashion or at all, or meet its financial goals, including revenues, expenses and earnings/losses per share. Other factors that could cause actual results to differ materially include, without limitation, unforeseen market developments such as new competitors or increased sales by current competitors, reduction in margin on key products, reduction in demand or failure of demand to reach anticipated levels, delays in clinical trial enrollment which could delay regulatory filings and approvals, loss of critical employees and other issues of employee retention, and changes in reimbursement for products. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K, its 2000 quarterly reports on Form 10-Q and other documents (including registration statements on Form S-3) filed with the Securities and Exchange Commission.

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SANGSTAT MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
REVENUES:
Net sales of therapeutic products	$17,871	$13,992	$61,319	$42,243
Net sales of transplantation services	4,427	3,850	17,502	13,865
Product recall returns	(150)	-	(872)	-
Revenue from collaborative agreements	741	612	2,698	2,060
Total revenues	22,889	18,454	80,647	58,168
COSTS AND OPERATING EXPENSES:
Cost of sales:
Cost of product sales	12,884	10,001	42,945	31,288
Product recall reserve	213	-	11,774	-
Research and development	5,439	3,551	20,738	14,470
Selling, general & administrative	9,183	11,197	45,758	42,761
Amortization of intangible assets	348	358	1,392	1,398
Product recall expenses-other	4	-	429	-

Total costs and operating expenses	28,071	25,107	123,036	89,917

Loss from operations	(5,182)	(6,653)	(42,389)	(31,749)

INTEREST INCOME (EXPENSE) - NET	(30)	30	(1,602)	(913)

LOSS BEFORE INCOME TAXES	(5,212)	(6,623)	(43,991)	(32,662)

INCOME TAX PROVISION	(262)	(325)	(368)	(345)

NET LOSS	(5,474)	(6,948)	(44,359)	(33,007)

NET LOSS PER SHARE (Basic and diluted)	(0.30)	(0.40)	(2.48)	(1.95)

Shares Used in Per Share Computations (Basic and diluted)	18,052	17,341	17,910	16,888

Condensed Consolidated Balance Sheet Data:
	December 31,	December 31,
	2000	1999

Cash and Equivalents and Short-term Investments	$20,607	$26,519
Other Current Assets	66,870	64,264
Property and Equipment - Net	6,539	5,574
Intangible Assets	11,142	12,534
Other Assets	9,158	8,406

Total	$114,316	$117,297

Current Liabilities	47,703	26,792
Deferred Revenue	9,475	9,304
Notes Payable and Capital Leases	35,214	40,192
Stockholders' Equity	21,924	41,009

Total	$114,316	$117,297